Exhibit 99.1

Rigel Announces Fourth Quarter and Year End 2011 Financial Results

South San Francisco, Calif. — March 6, 2012 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011, Rigel reported a net loss of $25.8 million, or $0.36 per share, compared to a net loss of $17.2 million, or $0.33 per share, in the fourth quarter of 2010. Weighted average shares outstanding for the fourth quarter of 2011 and 2010 were 71.2 million and 52.2 million, respectively.

Rigel reported total operating expenses of $25.9 million in the fourth quarter of 2011, compared to $19.7 million in the fourth quarter of 2010. The increase in operating expenses was primarily due to the increase in research and development expenses related to R343, its inhaled SYK inhibitor program for asthma, and R333, its topical JAK/SYK inhibitor program for discoid lupus.

For the twelve months ended December 31, 2011, Rigel reported contract revenue from collaborations of approximately $4.8 million and net loss of $86.0 million, or $1.36 per basic and diluted share, compared to contract revenue of $125.0 million in 2010 and a net income of $37.9 million, or $0.73 and $0.72 per basic and diluted share, respectively.  The decrease in contract revenue from collaborations in 2011 was mainly due to the $100.0 million upfront payment received in 2010 pursuant to the exclusive worldwide license agreement with AstraZeneca AB (AZ) for fostamatinib, as well as $25.0 million in revenues earned from AZ in 2010 for the initiation of the Phase 3 clinical trial program with fostamatinib in patients with rheumatoid arthritis (RA) and the completion of the transfer of the fostamatinib open label extension study to AZ.

As of December 31, 2011, Rigel had cash, cash equivalents and available for sale securities of $247.6 million, compared to $177.3 million as of December 31, 2010.  In June 2011, Rigel completed an underwritten public offering in which it sold 18,745,000 shares of its common stock pursuant to an effective registration statement at a price to the public of $8.00 per share. Rigel received net proceeds of approximately $140.5 million, after deducting underwriting discounts and commissions and offering expenses. Rigel expects to end 2012 with cash, cash equivalents and available for sale securities in excess of $140.0 million, which is expected to be sufficient to fund operations into 2014.

“During the past year, a number of Rigel’s R&D programs have made significant strides, and we now have a broad and deep lineup of potential product candidates in our primary therapeutic areas of immunology and muscle disorders,” said James M. Gower, chairman and chief executive officer of Rigel.   He added, “ In addition to our lead product, fostamatinib, which is in Phase 3 clinical trials with our partner AZ, our pipeline now includes three wholly-owned products currently in clinical studies and a queue of others projected to start first in human studies in 2013.”

Pipeline/Program Update

As of March 2012, Rigel has eight novel small molecule programs in clinical or preclinical development, including Rigel’s partner, AZ’s Phase 3 clinical trial program (OSKIRA) with fostamatinib in patients with RA.   AZ has recently announced that it expects to file for a new drug application for fostamatinib with the U.S. Food and Drug Administration in the second half of 2013.  Rigel’s seven other potential new product programs are the focus of Rigel’s research and development teams and include:

•            R343, an inhaled SYK inhibitor for allergic asthma.   Rigel resumed responsibility for this program following closure of Pfizer Inc.’s allergy and respiratory development programs in 2011. Based on its mechanism of action, this inhaled SYK inhibitor is expected to provide a new treatment paradigm for the largest group of patients with allergic asthma whose symptoms range from acute to chronic phases of the disease.   Rigel expects to initiate a Phase 2 clinical study with R343 for the treatment of allergic asthma in the summer of 2012.

•            R548, an oral JAK3 inhibitor.  In the fourth quarter of 2011, Rigel initiated Phase 1 clinical studies of R548 with a focus on its potential to treat transplant rejection and other immune system disorders.  More than 50% of organ transplant patients suffer chronic organ rejection in the 5-10 years post transplant surgery.  Currently available therapeutics are not sufficient to achieve lasting recovery and limit the range of transplant options for certain organs.  R548 is expected to moderate the immune system’s response to the allograft and improve patient outcomes.

•            R333, a topical (ointment) JAK/SYK inhibitor for discoid lupus.   Rigel initiated a Phase 1 clinical study of its topical agent in the fourth quarter of 2011 to test its application in treating acute and chronic phases of Discoid Lupus Erythematosus (DLE).  This autoimmune disease of the skin is characterized by disc-shaped sores with inflammation, swelling, scaling, scarring, pigment discolorations and even hair loss. The lesions most commonly appear in sun exposed areas, predominantly on the face, chest and scalp. Current treatments for DLE have either poor efficacy or significant toxicities. Rigel expects to initiate a Phase 2 clinical study with R333 in the summer of 2012.

•            R348, topical (drops) JAK/SYK inhibitor for dry eye.   Rigel is developing a soluble JAK/SYK inhibitor for topical ophthalmic use to treat Sjogren’s syndrome, an autoimmune disorder that affects the lacrimal glands of the eye (tear ducts).  Sjogren’s affects nearly four million Americans, and present therapies for this chronic and painful condition are only minimally effective.  Rigel plans to initiate Phase 1 clinical studies with R348 by the end of 2012.

•            R256, inhaled interleukin 13 (IL13) signaling inhibitor for chronic asthma.  This selective and potent IL13 inhibitor is in preclinical studies aimed at evaluating its ability to reduce airway inflammation generally associated with chronic asthma and potentially improve the health of the lungs.

•            Intravenous inhibition of GDF8 signaling for muscle strength.  One of Rigel’s programs aimed at muscle health, this preclinical program is focused on inhibiting the GDF8 signaling cascade which leads to loss of muscle in a variety of chronic disease states, but particularly in regard to loss of diaphragm muscle mass and strength (atrophy) associated with respiratory ventilator use.  Preclinical studies have shown that inhibiting GDF8 signaling may be therapeutically useful to prevent muscle loss and improve muscle function.

•            Oral AMP-activated Kinase (AMPK) activation for muscle endurance.  Patients with chronic illnesses such as chronic heart failure, COPD or diabetes, often experience a decrease in strength and increase in fatigue due to muscle myopathy.  Rigel is conducting preclinical studies of an oral activator of AMPK to improve the body’s energy utilization and restore muscle endurance in chronically ill subjects.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral SYK inhibitor that is in Phase 3 clinical trials for rheumatoid arthritis, R343, an inhaled SYK inhibitor that has completed Phase 1 clinical trials for asthma, R548, an oral JAK3 inhibitor for the treatment of transplant rejection and other immune disorders, and R333, a topical JAK/SYK inhibitor for the treatment of discoid lupus.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s future product candidate pipeline and strategy, the potential uses and efficacy of Rigel’s product candidates, the progress of Rigel’s product development programs, including the timing of commencement and results thereof, the timing and design of its future clinical trials and potential milestones and regulatory filings associated with Rigel’s product candidates, Rigel’s corporate collaborations, and revenues that may be received from collaborations and the timing of those potential payments, and the sufficiency of Rigel’s cash resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will,” “may,” “aim,” “believe,” “plan,” “expect,” “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process ,market competition, risks associated with Rigel’s corporate partnerships, including risks that if conflicts arise between Rigel’s and its corporate partners, the clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Revenues:
Contract revenues	$—	$—	$4,750	$125,000

Operating expenses:
Research and development (see Note A)	19,819	13,758	69,350	64,392
General and administrative (see Note A)	6,091	5,911	21,768	25,291
Total operating expenses	25,910	19,669	91,118	89,683
Income (loss) from operations	(25,910)	(19,669)	(86,368)	35,317
Other income	—	2,361	—	2,361
Interest income, net	123	69	395	212
Net income (loss)	$(25,787)	$(17,239)	$(85,973)	$37,890

Net income (loss) per share:
Basic	$(0.36)	$(0.33)	$(1.36)	$0.73
Diluted	$(0.36)	$(0.33)	$(1.36)	$0.72

Weighted-average shares used in computing net income (loss) per share:
Basic	71,249	52,152	63,329	52,055
Diluted	71,249	52,152	63,329	52,573

Note A

Stock-based compensation expense included in:
Research and development	$2,191	$2,008	$9,277	$9,025
General and administrative	850	1,793	3,891	7,411
	$3,041	$3,801	$13,168	$16,436

SUMMARY BALANCE SHEET DATA
(in thousands)

	December 31,	December 31,
	2011	2010

Cash, cash equivalents and available for sale securities	$247,640	$177,295
Total assets	257,106	186,695
Stockholders’ equity	236,149	166,131